UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

LONGVIEW FIBRE COMPANY

(Name of Registrant as Specified In Its Charter)

OBSIDIAN FINANCE GROUP, LLC

THE CAMPBELL GROUP, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 27, 2006, Obsidian Finance Group, LLC (“Obsidian”) and The Campbell Group, LLC (“Campbell”) issued a press release relating to Longview Fibre Company. A copy of the press release is filed herewith as Exhibit 1.

In connection with the solicitation of demands with respect to a special meeting of shareholders of Longview Fibre Company or related agent designations, Obsidian and Campbell will file with the Securities and Exchange Commission a solicitation statement, which shareholders are advised to read as it will contain important information. Shareholders will be able to obtain a free copy of such statement (when available) and other relevant documents filed with the SEC from the SEC website at www.sec.gov. Such statement will also, when available, be provided for free upon request to shareholders by Obsidian and Campbell.

Information concerning Obsidian, Campbell and certain of the officers and employees of Obsidian and Campbell, each of whom may be deemed to be a participant in a solicitation by Obsidian and Campbell of demands or agent designations with respect to a special meeting of Longview shareholders, including a description of their direct and indirect interests, by security holdings or otherwise, in the matters to be acted upon at such meeting, may be found in a Schedule 14A filed pursuant to Rule 14a-12 by Obsidian and Campbell on April 18, 2006. A copy of this Schedule 14A is available on the SEC website at www.sec.gov.